Registration No. 333-

     As filed with the Securities and Exchange Commission on March 24, 2005

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    ---------

                                   ELTEK LTD.
             (Exact name of registrant as specified in its charter)

           Israel                                     Not Applicable
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


             4 Drezner Street, Sgoola Industrial Zone, P.O. Box 159
                           Petach Tikva 49101, Israel
               (Address of Principal Executive Offices) (Zip Code)

                        ELTEK LTD. 2000 STOCK OPTION PLAN
                            (Full title of the plan)

                              Puglisi & Associates
                          850 Library Avenue, Suite 204
                                  P.O. Box 885
                             Newark, Delaware 19715
                     (Name and address of agent for service)

                               Tel. (302) 738-6680
          (Telephone number, including area code, of agent for service)

                                   Copies to:

  Steven J. Glusband, Esq.                        Helit Ben Israel, Adv.
Carter Ledyard & Milburn LLP                    Zellermayer, Pelossof & Co
       2 Wall Street                       The Rubinstein House, 20 Lincoln St.
  New York, New York 10005                        Tel-Aviv 67134, Israel
       (212) 732-3200                               + 972 (3) 625-5555

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                       Proposed maximum                                   Amount of
   Title of securities to be       Amount to be       offering price per         Proposed maximum      registration fee
          registered              registered (1)             share           aggregate offering price        (2)
-------------------------------------------------------------------------------------------------------------------------
Ordinary Shares, par value          394,933 (3)              $4.375 (4)           $1,727,831.88            $203.37
NIS 0.6 per share.........
-------------------------------------------------------------------------------------------------------------------------

Ordinary Shares, par value           20,000 (3)              $1.14 (4)               $22,800                 $2.68
NIS 0.6 per share.........
-------------------------------------------------------------------------------------------------------------------------

Ordinary Shares, par value          335,067 (5)              $1.78(6)               $598,094.59             $70.39
NIS 0.6 per share.........
-------------------------------------------------------------------------------------------------------------------------

Total.....................          750,000                  N/A                  $2,348,726.47            $276.44
-------------------------------------------------------------------------------------------------------------------------

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of the Registrant's ordinary shares, par value NIS 0.6 per share (the "Ordinary Shares") that may be offered or issued pursuant to the Registrant's 2000 Stock Option Plan by reason of stock splits, stock dividends or similar transactions.

(2) Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: proposed maximum aggregate offering price multiplied by 0.0001177.

(3) Issuable under options previously granted under the Registrant's 2000 Stock Option Plan.

(4) Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, in the case of Ordinary Shares purchasable upon exercise of outstanding options, the proposed maximum offering price is the exercise price provided for in the respective option grant.

(5) Issuable under options that may be granted in the future under the Registrant's 2000 Stock Option Plan.

(6) Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is calculated based on the average of the daily high and low sale prices of the Ordinary Shares ($1.95 and $1.62, respectively) as quoted on the NASDAQ SmallCap Market on March 21, 2005.

                           ---------------------------

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities and Exchange Act, as amended (the "Exchange Act") (Commission File No. 000-15375) :

               (a) The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2003;

               (b) The Registrant's Reports of Foreign Private Issuer on Form 6-K submitted to the Commission on March 3, 2000, June 17, 2004, July 21, 2004, September 28, 2004, November 26, 2004,
                    December 3, 2004 and March 22, 2005; and

               (c) The description of the issuer's securities contained in the Registrant's Form 20-F for the fiscal year ended December 31, 2003.

         In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant's Registration Statements on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Exculpation of Office Holders

         The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may, if permitted by its articles of association, exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care.

         Our articles of association allow us to exculpate any office holder from his or her liability to us for breach of duty of care, to the maximum extent permitted by law, before or after the occurrence giving rise to such liability.

         Insurance of Office Holders

         The Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract for the insurance of the liability of any of its office holders with respect to an act performed by him in his capacity as an office holder, for:

          o    a breach of his duty of care to the company or to another person;

          o a breach of his duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the company's interests; or

          o a financial liability imposed upon him in favor of another person.

         Our articles of association provide that, subject to any restrictions imposed by applicable law, we may procure, and/or undertake to procure, insurance covering any past or present or future office holder against any liability which he or she may incur in such capacity, including insurance covering us for indemnifying such office holder, to the maximum extent permitted by law.

         Indemnification of Office Holders

         The Israeli Companies Law provides that a company may, if permitted by its articles of association, indemnify an office holder for acts or omissions performed by him in his or her capacity as an office holder of the company for:

          o    a  financial  obligation  imposed  upon  him or  her  by a  court
               judgment,   including  a  settlement  or  an  arbitrator's  award
               approved by court; and

          o reasonable litigation expenses, including attorney's fees, incurred by the office holder or charged to him or her by a court: (a) in a proceeding instituted against him or her by or on behalf of the company or by another person, (b) in a criminal charge from which he or she was acquitted, or (c) in a criminal proceeding in which he or she was convicted of a crime which does not require proof of criminal intent.

         The Israeli Companies Law provides that a company's articles of association may permit the company to indemnify an office holder following a determination to this effect made by the company after the occurrence of the event in respect of which the office holder will be indemnified. It also permits the company to undertake in advance to indemnify an office holder, provided that the undertaking is limited to types of occurrences, which, in the opinion of the company's board of directors, are, at the time of giving the undertaking, foreseeable and to an amount the board of directors has determined is reasonable in the circumstances.

         Our articles of association provide that we may undertake to indemnify in advance an office holder, in accordance with the conditions set under any law, against any liabilities he or she may incur in such capacity, provided that such undertaking is limited with respect to categories of events that can be expected as determined by our board of directors when authorizing such undertaking, and with respect to such amounts determined by our board of directors as reasonable in the circumstances. We may indemnify any past or present office holder, in accordance with the conditions set under any law, with respect to any past occurrence, whether or not we are obligated under any agreement to indemnify such office holder in respect of such occurrence.

         Limitations on Exculpation, Insurance and Indemnification

         The Israeli Companies Law provides that a company may not enter into a contract for the insurance of the liability of an office holder nor indemnify an office holder nor exculpate an office holder from his liability to the company for any of the following:

          o a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

          o a breach by the office holder of his duty of care if the breach was committed intentionally or recklessly;

          o any act or omission committed with the intent to yield an unlawful personal benefit; or

          o    any fine imposed on the office holder.

         In addition, under the Israeli Companies Law, exculpation of, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an office holder must be approved by the company's audit committee and board of directors and, in the event that such office holder is a director, also by the company's shareholders.

         We have agreed to indemnify our office holders to the fullest extent permitted by law. We currently maintain directors and officers liability insurance with a per claim and aggregate coverage limit of $7.5 million.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         4.1     Memorandum of Association, as amended (1)

         4.2     Articles of Association, as amended (2)

         4.3     Eltek Ltd. 2000 Stock Option Plan (3)

         5.      Opinion of Zellermayer, Pelossof & Co.

         23.1    Consent of Zellermayer, Pelossof & Co. (contained in Exhibit 5)

         23.2    Consent of Somekh Chaikin, Member Firm of KPMG

         24      Power of Attorney (included as part of this Registration
                 Statement)

         ----------------------------------------

         (1) Filed as an exhibit to the Registrant's Registration Statement on Form F-1, registration number 333-5770, as amended, filed with the Commission, and incorporated herein by reference.

         (2) Filed as Exhibit 3.2 to the Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2003, and incorporated herein by reference.

         (3) Filed as Exhibit 10.4 to the Registrant's Annual Report on Form 20-F for the year ended December 31, 2000, and incorporated herein by reference.

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) To include any prospectus required by Section
                               10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events
                               arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                           (iii) To include any material information with
                               respect to the plan of distribution not
                               previously disclosed in this Registration
                               Statement or any material change to such information in this Registration Statement;

                               provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
                  Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on March 24, 2005.


                                             ELTEK LTD.


                                             By: /s/Arieh Reichart
                                                 -----------------
                                                 Name: Arieh Reichart
                                                 Title: President and Chief
                                                        Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arieh Reichart and Amnon Shemer and each of them severally, his true and lawful attorney-in-fact, and agent each with power to act with or without the other, and with full power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of Eltek Ltd., any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on March 24, 2005, by the following persons in the capacities indicated.

   Signature                             Title
   ---------                             -----

   /s/Nissim Gilam
   ---------------
   Nissim Gilam                          Chairman of the Board of Directors

   /s/Arieh Reichart
   -----------------
   Arieh Reichart                        President and Chief Executive Officer

   /s/Amnon Shemer
   ---------------                       Vice President, Finance and
   Amnon Shemer                          Chief Financial Officer

   /s/David Banitt
   ---------------
   David Banitt                          Director

   /s/Jack Bigio
   -------------
   Jack Bigio                            Director

   /s/Revital Dgani
   ----------------
   Revital Dgani                         Outside Director

   /s/Joseph Maiman
   ----------------
   Joseph Maiman                         Director


   ----------------
   Eliyaho Tov                           Outside Director

   /s/Joseph Yerushalmi
   --------------------
   Joseph Yerushalmi                     Director


   Puglisi & Associates
   By: /s/Gregory F. Lavelle
       ---------------------
   Name: Gregory F. Lavelle              Authorized Representative
   Title:   Vice President               in the United States